FORM 4


[ ] Check this box if no longer subject
    to section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*

    Wilson              C                Lewis
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   (Last)            (First)            (Middle)

   377 West 800 North
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                     (Street)

   Salt Lake City         UT            84103
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   MITY ENTERPRISES, INC. ("MITY")

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   DECEMBER 2002

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director                             [ ] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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

                        TABLE I -- Non-Derivative Securities Acquired,
Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock              12/30/02      S       v       1,500     D          $12.00
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                                                                                        5,493            D            SELF
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                                                                                       18,114            D            JOINT WITH
                                                                                                                      SPOUSE
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                                                                                        5,493            I            SPOUSE
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                                                                                          900            I            CHILDREN
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one person, see Instruction 4(b)(v).


                           TABLE II -- Derivative Securities Acquired,Disposed of, or Beneficially Owned
                                    (e.g. puts, calls, warrants, options,convertible securities)
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    1.        2.        3.         4.         5.             6.                7.           8.        9.         10.       11.
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                                                                          Title and                           Ownership
                                          Number of     Date Exer-        Amount of                           Form of
                                          Derivative    cisable and       Underlying              Number of   Deriv-
                                          Securities    Expiration        Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/      (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)         and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------   --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                     Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4 and 5)     Exer-    Expir-          or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation           ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date    Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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

Explanation of Responses:

                                                                12/30/02
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              ** Signature of Reporting Person                    Date
                      C Lewis Wilson

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.